EXHIBIT 4.2

Form of Representative’s Warrant to Purchase Common Stock

THE REGISTERED HOLDER OF THIS PURCHASE WARRANT BY ITS ACCEPTANCE HEREOF, AGREES THAT IT WILL NOT SELL, TRANSFER OR ASSIGN THIS PURCHASE WARRANT EXCEPT AS HEREIN PROVIDED AND THE REGISTERED HOLDER OF THIS PURCHASE WARRANT AGREES THAT IT WILL NOT SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS PURCHASE WARRANT OR CAUSE IT TO BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT, OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF THIS PURCHASE WARRANT BY ANY PERSON FOR A PERIOD OF ONE HUNDRED EIGHTY (180) DAYS FOLLOWING THE EFFECTIVE DATE (DEFINED BELOW) TO ANYONE OTHER THAN (I) VIEWTRADE SECURITIES, INC. OR AN UNDERWRITER OR A SELECTED DEALER IN CONNECTION WITH THE OFFERING, OR (II) A BONA FIDE OFFICER OR PARTNER OF VIEWTRADE SECURITIES, INC. OR OF ANY SUCH UNDERWRITER OR SELECTED DEALER AND IN ACCORDANCE WITH FINRA RULE 5110(G)(2).

THIS PURCHASE WARRANT IS NOT EXERCISABLE PRIOR TO______________ . VOID AFTER 5:00 P.M., EASTERN TIME, _____________ , 2025.1

COMMON STOCK PURCHASE WARRANT

For the Purchase of _________ Shares of Common Stock

of

SOLARMAX TECHNOLOGY, INC.

1. Purchase Warrant. THIS CERTIFIES THAT, pursuant to that certain Underwriting Agreement, dated ____________ , 2020 (the “Underwriting Agreement”), by and between SolarMax Technology, Inc., a Nevada corporation (the “Company”), and ViewTrade Securities, Inc., as representative of the underwriters named on Annex A thereto, providing for the public offering (the “Offering”) of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), ViewTrade Securities, Inc. or its assigns (“Holder”), as registered owner of this Purchase Warrant, is entitled, at any time or from time to time from ____________ (the “Commencement Date”), and at or before 5:00 p.m., Eastern time, __________ , 20252 (the “Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to _____________3 shares of Common Stock (the “Shares”), subject to adjustment as provided in Section 6 hereof. If the Expiration Date is a day on which banking institutions are authorized by law or executive order to close, then this Purchase Warrant may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period commencing on the date hereof and ending on the Expiration Date, the Company agrees not to take any action that would terminate this Purchase Warrant. This Purchase Warrant is initially exercisable at $ __________ per Share4; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Purchase Warrant, including the exercise price per Share and the number of Shares to be received upon such exercise, shall be adjusted as therein specified. This Purchase Warrant is being issued pursuant to the Underwriting Agreement providing for the Offering. The term “Effective Date” shall mean the effective date of the registration statement in connection with the Offering. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context.

2. Exercise.

2.1 Exercise Form. In order to exercise this Purchase Warrant, the exercise form attached hereto must be duly executed and completed and delivered to the Company, together with this Purchase Warrant and payment of the Exercise Price for the Shares being purchased payable in cash by wire transfer of immediately available funds to an account designated by the Company or by certified check or official bank check to the order of the Company. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern time, on the Expiration Date, this Purchase Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

___________________

1Date that is five years from the Effective Date.

2Date that is five years from the Effective Date.

38% of the Shares sold in the Offering.

4120% of the price of the Shares sold in the Offering.

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2.2 Cashless Exercise. At any time after the Commencement Date, in lieu of exercising this Purchase Warrant by payment of cash or check payable to the order of the Company pursuant to Section 2.1 above, Holder may elect to receive the number of Shares equal to the value of this Purchase Warrant (or the portion thereof being exercised) by surrender of this Purchase Warrant to the Company, together with the exercise form attached hereto, in which event the Company shall issue to Holder Shares in accordance with the following formula:

Y(A-B)
X	=	A

Where,

X =	The number of Shares to be issued to Holder;
Y =	The number of Shares that would be issuable upon exercise of this Purchase Warrant if such exercise were by means of a cash exercise pursuant to Section 2.1 rather than a cashless exercise pursuant to this Section 2.2;
A =	The fair market value of one Share, as determined in accordance with the provisions of this Section 2; and
B =	The Exercise Price in effect under this Purchase Warrant at the time the election to exercise this Purchase Warrant on a cashless basis is made pursuant to this Section 2.

For purposes of this Section 2.2, the fair market value of a Share is defined as follows:

(i) if the Common Stock is traded on a national securities exchange, the fair market value shall be deemed to be the closing sales price on such exchange on the trading day immediately prior to the date the exercise form is submitted to the Company in connection with the exercise of this Purchase Warrant; or

(ii) if the Common Stock is traded over-the-counter (i.e., on the OTCQB or OTCQX Markets operated by OTC Markets Group, Inc., or any similar over-the-counter market), the fair market value shall be deemed to be the closing price of the Common Stock on the trading day immediately prior to the date the exercise form is submitted to the Company in connection with the exercise of this Purchase Warrant; or

(iii) if there is no active public market for the Common Stock, the value shall be the fair market value thereof, as determined in good faith by the Company’s Board of Directors.

For avoidance of doubt, if there is no effective registration statement registering, or no current prospectus available for, the resale of the Shares underlying this Purchase Warrant by the Holder, then this Purchase Warrant may be exercised, in whole or in part, at such time by means of a cashless exercise in accordance with the provisions of this Purchase Warrant.

3. Transfer - General Restrictions. The Holder agrees by his, her or its acceptance hereof, that such Holder will not: (a) sell, transfer, assign, pledge or hypothecate this Purchase Warrant for a period of one hundred eighty (180) days following the Effective Date to anyone other than: (i) ViewTrade Securities, Inc. or another underwriter or a selected dealer participating in the Offering, or (ii) a bona fide officer or partner of ViewTrade Securities, Inc. or of any such underwriter or selected dealer, in each case in accordance with FINRA Conduct Rule 5110(g)(1), or (b) cause this Purchase Warrant or the securities issuable hereunder to be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this Purchase Warrant or the securities hereunder, except as provided for in FINRA Rule 5110(g)(2). Commencing one hundred eighty (180) days after the Effective Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed with signature medallion guaranteed, together with this Purchase Warrant and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five (5) business days transfer this Purchase Warrant on the books of the Company and shall execute and deliver a new Purchase Warrant or Purchase Warrants of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Shares purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

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4. Registration. The Company shall be required to keep a registration statement effective on Form S-1 (or Form S-3, if the Company is eligible to use such form) until such date that is the earlier of the date when all of the Shares underlying the Purchase Warrants have been publicly sold by the Holder or such time as Rule 144 or another similar exemption under the Securities Act of 1933, as amended, is available for the sale of all of such Holder’s Shares underlying the Purchase Warrants without limitation during a three-month period without registration.

5. New Purchase Warrants to be Issued.

5.1 Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Purchase Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax if exercised pursuant to Section 2 hereto, the Company shall cause to be delivered to the Holder without charge a new Purchase Warrant of like tenor to this Purchase Warrant in the name of the Holder evidencing the right of the Holder to purchase the number of Shares purchasable hereunder as to which this Purchase Warrant has not been exercised or assigned.

5.2 Replacement on Loss. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Warrant and an indemnification agreement, the Company, at its own expense, shall execute and deliver a new Purchase Warrant of like tenor and date. Any such new Purchase Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

6. Adjustments.

6.1 Adjustments to Exercise Price and Number of Shares. The Exercise Price and the number of Shares underlying this Purchase Warrant shall be subject to adjustment from time to time as hereinafter set forth:

6.1.1 Share Dividends; Split Ups. If, after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding Shares is increased by a stock dividend or distribution payable in Shares or by a split up of Shares or other similar event, then, on the effective day thereof, the number of Shares purchasable hereunder shall be increased in proportion to such increase in outstanding Shares, and the Exercise Price shall be proportionately decreased.

6.1.2 Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding Shares is decreased by a consolidation, combination or reclassification of Shares, reverse split or other similar event, then, on the effective date thereof, the number of Shares purchasable hereunder shall be decreased in proportion to such decrease in outstanding Shares, and the Exercise Price shall be proportionately increased.

6.1.3 Replacement of Shares upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Shares other than a change covered by Section 6.1.1, 6.1.2 or 6.1.4 hereof or that solely affects the par value of such Shares, or in the case of any share reconstruction or amalgamation or consolidation of the Company with or into another corporation or other entity (other than a consolidation or share reconstruction or amalgamation in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Shares), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Purchase Warrant shall have the right thereafter (until the expiration of the right of exercise of this Purchase Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, share reconstruction or amalgamation, or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of Shares of the Company obtainable upon exercise of this Purchase Warrant immediately prior to such event; and if any reclassification also results in a change in Shares covered by Section 6.1.1 or 6.1.2, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.2 and this Section 6.1.3. The provisions of this Section 6.1.3 shall similarly apply to successive reclassifications, reorganizations, share reconstructions or amalgamations, or consolidations, sales or other transfers.

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6.1.4 Specified Merger. Notwithstanding the provisions of Section 6.13 of this Warrant, in the event of a Specified Merger, as hereinafter defined, this Warrant, if not exercised prior to the effective time of the Specified Merger, shall, at the effective time of the Specified Merger, without any action on the part of the holder, become and be converted into the right to receive cash or securities equal to the amount determined by multiplying the number of Warrant Shares issuable upon exercise of this Warrant by the amount by which (x) the consideration payable with respect to one share of Common Stock in the Specified Merger exceeds (y) the Exercise Price. A Specified Merger shall mean the merger or consolidation of the Company into another corporation or entity or the sale by the Company of all or substantially all of its business and assets in a transaction in which the net proceeds or other consideration from such sale are distributed to the Company’s stockholders in liquidation of their shares of Common Stock, if, and only if, the sole consideration to be received by the holders of the Common Stock is cash, including any contingent cash, and/or securities all of which are listed on the New York Stock Exchange, the Nasdaq Stock Market or the OTCQX or OTCQB Market or a similar over-the-counter market designated by the Company’s board of directors or a Canadian stock exchange or other stock market designated by the Company’s board of directors. Securities issued in the Specified Merger shall be valued at the average closing price thereof on the principal stock exchange or market on which the securities are listed for the three-day period ending the day prior to the effective date of the Specified Merger unless the agreement relating to the Specified Merger provides another method of determining the value thereof, in which event the valuation determined by such agreement shall prevail. Payment to the holder of this Warrant with respect to any such securities shall be payable in either cash or in such securities (valued as herein provided), as the Company shall determine. If, in a Specified Merger, the value of the consideration payable with respect to one share of Common Stock is equal to or less than the Exercise Price, no payment shall be made to the holder of this Warrant, and this Warrant shall terminate.

6.1.5 Changes in Form of Purchase Warrant. This form of Purchase Warrant need not be changed because of any change pursuant to this Section 6.1, and any Purchase Warrant issued after such change may state the same Exercise Price and the same number of Shares as are stated in the initial Purchase Warrant. The acceptance by the Holder of the issuance of a new Purchase Warrant reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

6.2 Substitute Purchase Warrant. In case of any consolidation of the Company with, or share reconstruction or amalgamation of the Company with or into, another corporation or other entity (other than a consolidation or share reconstruction or amalgamation which does not result in any reclassification or change of the outstanding Shares), the corporation or other entity formed by such consolidation or share reconstruction or amalgamation shall execute and deliver to the Holder a supplemental Purchase Warrant providing that the holder of each Purchase Warrant then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Purchase Warrant) to receive, upon exercise of such Purchase Warrant, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or share reconstruction or amalgamation, by a holder of the number of Shares of the Company for which such Purchase Warrant might have been exercised immediately prior to such consolidation, share reconstruction or amalgamation, sale or transfer. Such supplemental Purchase Warrant shall provide for adjustments which shall be identical to the adjustments provided for in this Section 6. The above provision of this Section shall similarly apply to successive consolidations or share reconstructions or amalgamations..

6.3 Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Shares upon the exercise of this Purchase Warrant, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up or down, as the case may be, to the nearest whole number of Shares or other securities, properties or rights.

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7. Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized shares, solely for the purpose of issuance upon exercise of this Purchase Warrant, such number of Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of this Purchase Warrant and payment of the Exercise Price therefor, in accordance with the terms hereby, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive or similar rights of any stockholder and free and clear of all liens, taxes and charges. As long as this Purchase Warrant shall be outstanding, the Company shall use its commercially reasonable efforts to cause all Shares issuable upon exercise of this Purchase Warrant to be listed (subject to official notice of issuance) on all national securities exchanges (or, if applicable, on the OTCQB or OTCQX Markets operated by OTC Markets Group, Inc., or any similar over-the-counter market) on which the Shares issued to the public in the Offering may then be listed and/or quoted.

8. Certain Notice Requirements.

8.1 Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holder the right to vote or consent or to receive notice as a stockholder for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of this Purchase Warrant and its exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books (the “Notice Date”) for the determination of the stockholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other stockholders of the Company at the same time and in the same manner that such notice is given to the stockholders; provided, however, that the Company shall not be obligated to provide any written notice under this Section 8 if it makes a public announcement of the applicable event via nationally distributed press release or via a publicly available and legally compliant filing with the U.S. Securities and Exchange Commission.

8.2 Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, (ii) the Company shall offer to all the holders of its shares any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or share reconstruction or amalgamation) or a sale of all or substantially all of its property, assets and business shall be proposed.

8.3 Notice of Change in Exercise Price; Notice of Exercise Price. The Company shall, within five (5) business days after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holder of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating the same and shall be certified as being true and accurate by the Company’s Chief Executive Officer and Chief Financial Officer. The Company shall, within five (5) business days after receipt by the Company of a written request by the Holder, send notice to the Holder of the Exercise Price then in effect and the number of Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of this Purchase Warrant and shall be certified as being true and accurate by the Company’s Chief Executive Officer and Chief Financial Officer.

8.4 Transmittal of Notices. All notices, requests, consents and other communications under this Purchase Warrant shall be in writing and shall be deemed to have been duly made when (1) hand delivered, (2) mailed by express mail or private courier service, (3) when the event requiring notice is disclosed in all material respects and filed in a publicly available and legally compliant filing with the U.S. Securities and Exchange Commission prior to the Notice Date or (4) if sent by electronic mail, on the day the notice was sent if during regular business hours and, if sent outside of regular business hours, on the following business day, to following addresses or to such other addresses as the Company or Holder may designate by notice to the other party; provided, however, that if the Holder is other than ViewTrade Securities, Inc., notice shall be sent to the address and person set forth on the Company’s warrant register:

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If to the Holder:

ViewTrade Securities, Inc.

7280 W. Palmetto Park Road, Suite 310

Boca Raton, FL 33433

Attention: Douglas Aguililla

Email: dougagui@viewtrade.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP

Southeast Financial Center, Suite 3900

200 South Biscayne Boulevard

Miami, FL 33131

Attention: Clayton E. Parker

Email: clayton.parker@klgates.com

If to the Company:

SolarMax Technology, Inc.

3080 12th Street

Riverside, California 92507

Attention: Stephen Brown, Chief Financial Officer

Email: sbrown@solarmaxtech.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of Americas, 11th Floor

New York, NY 10105

Attention: Asher S. Levitsky, PC

Email: alevitsky@egsllp.com

9. Miscellaneous.

9.1 Amendments. The Company and the Holder may from time to time supplement, modify or amend this Purchase Warrant by a written agreement signed by the Company and the Holder. All modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

9.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Warrant.

9.3 Entire Agreement. This Purchase Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4 Binding Effect. This Purchase Warrant shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Warrant or any provisions herein contained.

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9.5 Governing Law; Submission to Jurisdiction; Trial by Jury. This Purchase Warrant shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws principles thereof. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Purchase Warrant shall be brought and enforced in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8.4 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and the Holder hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Purchase Warrant or the transactions contemplated hereby.

9.6 Waiver, etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchase Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Purchase Warrant to be signed by its duly authorized officer as of the ______ day of , 2020.

SOLARMAX TECHNOLOGY, INC.

By:
Name:
Title:

Acknowledged and Agreed

VIEWTRADE SECURITIES, INC.

By:
Name:
Title:

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FORM OF EXERCISE

The undersigned holder hereby exercises the right to purchase _________________ shares of Common Stock (“Warrant Shares”) of SolarMax Technology, Inc., a Nevada corporation (the “Company”), evidenced by the attached Common Stock Purchase Warrant (the “Purchase Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Purchase Warrant. Please issue the Shares as to which the Purchase Warrant is exercised in accordance with the instructions given below and, if applicable, a new Purchase Warrant representing the number of Shares for which the Purchase Warrant has not been exercised.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

____________ a “Cash Exercise” with respect to _________________ Warrant Shares; and/or

____________ a “Cashless Exercise” with respect to _______________ Warrant Shares.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the aggregate Exercise Price in the sum of $ to the Company in accordance with the terms of the Purchase Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Purchase Warrant. Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

Date: _______________ __, ______

_______________________

Name of Registered Holder

By:
Name:
Title:

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name:

(Print in Block Letters)

Address:

NOTICE: The signature to this form must correspond with the name as written upon the face of the Purchase Warrant without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.

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FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned registered owner of this Purchase Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned to purchase shares of common stock, par value $0.001 per share, of SolarMax Technology, Inc., a Nevada corporation (the “Company”), evidenced by this Purchase Warrant, with respect to the number of shares of Common Stock set forth below.

Name of Assignee	Address and Phone Number	No. of Shares

The undersigned also represents that, by assignment hereof, the Assignee acknowledges that this Purchase Warrant and the shares of stock to be issued upon exercise hereof or conversion thereof are being acquired for investment and that the Assignee will not offer, sell or otherwise dispose of this Purchase Warrant or any shares of stock to be issued upon exercise hereof or conversion thereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws. Further, the Assignee has acknowledged that upon exercise of this Purchase Warrant, the Assignee shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the shares of stock so purchased are being acquired for investment and not with a view toward distribution or resale.

Signature of Holder

Date

The undersigned assignee agrees to be bound by all of the terms and conditions of this Purchase Warrant.

Signature of Assignee

Date

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